Exhibit 10.17

ENCORE CREDIT

November 14, 2003

Encore Credit Corp.

101 Innovation Drive

Irvine, CA 92812

Attn: Steve Holder, Chief Executive Officer

Re: Commitment Letter for Revolving Credit and Security Agreement

Ladies and Gentlemen:

This Commitment Letter is made and entered into, as of the date set forth above, by and between Countrywide Warehouse Lending, a California corporation (“Lender”) Encore Credit Corp., a California corporation (“Borrower”). This Commitment Letter supplements the Revolving Credit and Security Agreement (the “Agreement”) by and between Lender and Borrower of May 13, 2002. In the event there exists any inconsistency between the Agreement and this Commitment Letter, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. This Commitment Letter supercedes and replaces any other Commitment Letter or amendments as of the Effective Date.

Effective Date:	November 14, 2003

Term:	One (1) year, maturing on November 13, 2004

Aggregate Credit Limit:	$150,000,000. The Aggregate Credit Limit shall be increased to $200,000,000 as requested by Borrower upon Borrower meeting the requirements set forth in Schedule 2.

Credit-Off Feature:	Additional $100,000,000 uncommitted. In order to qualify for Credit Off, a loan must:

1. Be in Tranche A or B;

2.      Advance Rate, Margin over 30 day LIBOR, Tranche Sublimit, Maximum Dwell Time and Commitment Requirements shall be the same as indicated in Schedule 1 for loans where Countrywide Home Loans, Inc. is the investor;

3. Have collateral delivered and accepted;

4. Loan must be committed to Countrywide Home Loans, Inc. or Countrywide Securities Corporation (“Investor”) as evidenced by a Countrywide commitment number or trade confirmation;

5. Have other documents delivered as may be required.

Interest and all other fees will continue to accrue until purchased. Noncompliant and default loans are not eligible for the credit off feature.

ENCORE CREDIT

Encore Credit Corp.

November 17, 2003

Financial Covenants:	The ongoing availability of the Agreement is subject to the maintenance of the following financial covenants:

(a) Minimum Tangible Net Worth: $15,000,000.

(b)    Minimum Liquidity: Borrower to maintain cash or cash equivalents, meeting the investment quality requirements as defined in the Agreement, in a minimum amount equal to 30% of Tangible Net Worth, inclusive of the Over/Under Account Balance.

(c)    Maximum ratio of Total Liabilities and Warehouse Debt (Warehouse Debt is inclusive of outstandings on warehouse lines, repurchase facilities or other off balance sheet financing to Tangible Net Worth: 32.5:1 through November 30, 2003, 30:1 through December 31, 2003, 25:1 through January 31, 2004, 22.5:1 through May 31, 2004 and 20:1 thereafter, (excluding Credit Off and Countrywide’s Early Purchase Program).

(d) Net Income: Borrower shall show positive pre-tax net income, on a rolling three (3) month basis.

Advance Request Deadline (upon receipt by Lender of all requirements):	1:00 p.m. (Pacific time). Lender will use best efforts on wire requests received through 2:00 p.m. (Pacific Time).

Deadline for daily receipt of funds and Purchase Advices by Lender:	1:00 p.m. (Pacific time).

Commitment Fee:	Due annually, $187,500, payable on The Effective Date. The entire commitment fee is due even in the event of termination by Borrower. The fee is payable based on Aggregate Credit Limit only and will be prorated in event of increases.

Unused Facility Fees:	25 basis points (0.25%) of the unused portion of the Aggregate Credit Limit, annualized, if the unused portion of the Aggregate Credit Limit is greater than 50% of the Aggregate Credit Limit. This will be waived for the first 30 days of the facility.

Minimum Over/Under
Account Balance:	$1,125,000 plus 0.75% of the outstanding Advances under Credit-Off Feature plus the historical indication of the fallout rate multiplied by the sum of the original loan amount financed by Lender for each commitment to Countrywide Securities Corporation times 100% minus the Tranche D Advance Rate. (Borrower to be entitled to interest thereon at LIBOR minus 0.50% on the Minimum Over/Under Account Balance).

ENCORE CREDIT

Encore Credit Corp.

November 17, 2003

Eligible Loan:	Prior to each Advance and for so long as a mortgage loan is pledged to Lender, each such mortgage loan will satisfy Lender’s eligibility criteria, including, but not limited to:

(a) Each mortgage loan will be in compliance with all representations and warranties contained in the Agreement;

(b) No mortgage loan will be more than 30 days past its original funding date and no loan will be contractually delinquent 30 days or more;

(c) No mortgage loan will be subject to either HOEPA requirements or any similar state or local “high cost” law or regulation;

(d)    Eligible property types are Single Family Residence, Condominium, Townhouse, Planned Urban Development (PUD) and multiple unit properties of 2-4 units; ineligible property types include co-op, mobile home, land, commercial and multi units of 5+units, or otherwise not eligible per agency guidelines;

(e) Each mortgage loan will conform in all material respects to Borrower’s underwriting guidelines, which shall be provided to, and approved by, Lender;

(f) No more than 5% of the aggregate outstanding balance will consist of mortgage loans with a manufactured dwelling property type and no such mortgage loan will have an LTV in excess of 85%;

(g) No more than 5% of the aggregate outstanding balance will consist of mortgage loans having credit grades of C- or D;

(h) No loan shall have a FICO score, on the primary borrower, of less than 500;

(i) No mortgage loan shall have an LTV or CLTV in excess of 100%;

(j) No more than 3% of the aggregate outstanding balance will consist of mortgage loans that are stated income investment property;

(k) No loan shall have an overall debt-to-income ratio in excess of 55.0%;

(I) No mortgage loan will have an original principal balance in excess of $750,000, subject to the restrictions of Tranche B in Schedule 1;

There will be no adverse selection with respect to mortgage loans delivered hereunder and that the characteristics with respect to, but not limited to, note rate distribution, LTV, loan grade, credit score and geographic distribution shall be consistent with the characteristics of Borrower’s overall loan production.

Reporting requirements:	Financial Reports: Borrower to provide Lender with Interim financials together with all other financial information requested by Lender no more than thirty (30) days following the last day of the previous month end. Borrower to provide Lender with audited financials

ENCORE CREDIT

Encore Credit Corp.

November 17, 2003

together with all other financial information requested by Lender no more than ninety (90) days following the last day of the fiscal year.

Borrower will provide Lender (a) an electronic data format as required but not more than weekly of mortgage loans financed with Lender (data elements to be agreed upon). And (b) trade confirmations and settlement schedules relating to Borrowers whole loan sale and securitization transactions which include mortgage loans financed with Lender.

Reimbursement of Expenses:	Borrower shall reimburse Lender for certain out-of-pocket expenses under the following circumstances:

(a)    Legal and Due Diligence Fee: Borrower to reimburse Lender on a quarterly basis for all direct expenses incurred in connection with any ongoing due diligence or monitoring under the facility including, without limitation contract underwriting services.

(b) Amendment Fee: A fee of $2,500 will be charged for any future amendments to the Credit Agreement, Commitment Letter, personal guarantee or other required legal documents.

Fees and Expenses:	Borrower to pay Lender the following fees and expenses in connection with the Agreement:

Wire Transfer Fee: $7.00 per Advance

Shipping Fee: $10.00 for all investors other than Countrywide per Advance

File Fee: $30.00 per Advance

Non compliant Fee: $25.00 minimum

Wet Deficiency Fee: $10.00 per day

(a) Other Fees: As set forth in Schedule 1 hereto.

Securitization Commitment:	For the period commencing October 1, 2003 through September 30, 2004, Borrower will sell to Countrywide Home Loans or Countrywide Securities Corporation (“Investor”) a portion of its mortgage production equal to $1,000,000,000. In the event Borrower does not sell to Investor $1,000,000,000 in loans. Borrower shall pay a fee equal to 25 basis points (0.25%) times $1,000,000,000 less the amount of loans sold to Investor. In the event that the Borrower executes one or more securitizations, Countrywide Securities Corporation shall have the option to participate as lead manager on the first such securitization transaction. Countrywide Securities Corporation shall also have the option to act as co-manager on any other securitizations of the Borrower during the term of this Commitment Letter.

Guarantors:	Borrower’s primary principals, Steve Holder and Shabi Asghar.

ENCORE CREDIT

Encore Credit Corp.

November 17, 2003

Schedule 1 continued

(2) The Advance Rate for loans aged 121-150 shall be the lower of 90% of Par or 90% of MTM.

(3) Loans committed to Countrywide Securities Corporation in Tranche A or B shall have an advance rate of 98.50% of the Commitment Price.

(4) Margin over 30 day LIBOR lowered to 1.25% for loans committed to Lender.

•	All fundings are to the closing table. Lender and Borrower will continue to explore financing correspondent loans purchased through borrowers correspondent network.

•	All dwell times and aging are calculated from loan creation date.

•	At Lender’s discretion: (a) Borrower to provide a copy of the Hansen Preview, or equivalent with the funding request. (b) Appraisals rated with a Collateral Risk Score of either “0” or “1” shall be accompanied by an internal appraisers reconciliation or approval form.

Aging Maintenance Requirement – Lender will apply the following formula to the collateral base at any time, but not less than monthly or when investor settlements occur.

Loan Aging	(% of Outstandings)	times	Factor
0 to 30 days	%	times	4%	=X	%

31-59 days	No adjustment required

60 + days	%	times	-16%	=Y	%

				Sum	%

If negative, Sum % shall be multiplied by Outstandings and such funds shall be added to the Required Minimum Over/Under account within two days.

Non-performing/sub-performing loans

Borrower shall provide Lender with the following items 2 business days prior to requesting an advance on the non-performing/sub-performing tranche:

•	Original note with endorsement to Lender or signed bailee letter from investor or warehouse lender

•	Lender’s Collateral Data Record

•	Repurchase request from investor

•	Copy of mortgage

•	Appraisal

•	Payment history

•	Copy of title commitment/final

•	Payoff Instructions with wiring instructions

•	Assignment of Mortgage to blank, and copies of all intervening assignments

•	A summary from Borrower on their proposed resolution, including how, when to whom and at what price they intend to sell the loan

•	Additional documentation or information as required by Lender

Version: 11-05-03	Acknowledged:
	Encore:	Illegible
	CWL:	Illegible

ENCORE CREDIT

NOTE

Three Hundred Million Dollars ($300,000,000)	November 14, 2003

FOR VALUE RECEIVED. the undersigned Encore Credit Corp. (“Maker”) hereby unconditionally promises to pay to the order of Countrywide Warehouse Lending (“Payee”) at 4500 Park Granada, Calabasas, California 91302 or such other address as may be given to Maker by Payee, the principal sum of Three Hundred Million Dollars ($300,000,000), or so much thereof as may be advanced and outstanding hereunder, in lawful money of the United States of America, together with interest on the unpaid principal balance from day-to-day remaining at the rate provided in that certain Revolving Credit and Security Agreement and Commitment Letter by and between Maker and Payee (collectively and as amended from time to time, the “Agreement”). Payments of principal and interest on this Note shall be due and payable in accordance with the terms set forth in the Agreement, but if not sooner paid, all principal and interest on this Note shall be due and payable on the expiration or termination of the Agreement. All payments made hereon shall be applied in accordance with the Agreement.

This Note has been executed and delivered pursuant to, and is subject to the terms and provisions of, the Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. The holder of this Note shall be entitled to the benefits provided for in the Agreement. Reference is made to the Agreement for certain provisions pertaining to (a) the obligation of Payee to advance funds hereunder; (b) the events upon which the maturity of this Note may be accelerated or shall automatically be accelerated; (c) the requirement that certain payments of principal be made hereunder upon the occurrence of certain events: (d) Maker’s right to make prepayments of principal hereunder; and (e) late payment premiums.

Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive demand or payment, presentment, protest, notice of protest and non-payment or other notice of default, notice of acceleration and notice of intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

This Note shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of laws.

If this Note is placed in the hands of an attorney for collection, or is collected through any legal proceedings at law or in equity or in bankruptcy, receivership or other court proceedings, Maker promises to pay all costs and expenses of collection including, but not limited to, court costs and the reasonable attorneys’ fees of the holder hereof.

Facsimile signatures shall be deemed valid and binding to the same extent as the original.

Maker:

Encore Credit Corp.

By:	/s/ Steve Holder
Name:	Steve Holder
Title:	C.E.O.